As filed with the Securities and Exchange Commission on August 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GAMING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-2675083
(State or other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

Two Summerlin Las Vegas, Nevada	89135
(Address of Principal Executive Offices)	(Zip Code)

GAMING TECHNOLOGIES, INC. 2021 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Jason Drummond

Chief Executive Officer

Two Summerlin

Las Vegas, Nevada 89135.+1 (833) 888-4648
(Name, Address and Telephone Number of Agent for Service)

Copy to:

Barrett DiPaolo, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas

New York, New York 10036

+1-212-930-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $0.001 par value	3,000,000	(2)	$$4.25	(3)	$12,750,000	$1,391.03

 __________________

(1)	This Registration Statement also covers additional shares of Gaming Technologies, Inc. common stock that may be issuable by reason of stock splits, stock dividends or similar transactions as permitted by Rule 416 under the Securities Act of 1933, as amended.

(2)	Represents the number of shares and shares issuable pursuant to stock option awards available for future awards under and the Gaming Technologies, Inc. Equity Incentive Plan (the “2021 Plan”).

(3)	Estimated solely for the purpose of calculating the registration fee computed pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the common stock as quoted on the OTC Pink on August 12, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Gaming Technologies, Inc. (the “Company”), pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended to register 3,000,000 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) issued or issuable pursuant to awards under the Gaming Technologies 2021 Equity Incentive Plan (the “2021 Plan”).

The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I of Form S-8 will be sent or given to each recipient of a grant under the 2021 Plan (the “Recipient”) in accordance with Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Gaming Technologies, Inc.

Two Summerlin

Las Vegas, Nevada 89135
Attn: Investor Relations

INFORMATION REQUIRED BY PART I TO BE CONTAINED IN SECTION 10(a) PROSPECTUS IS OMITTED FROM THE REGISTRATION STATEMENT IN ACCORDANCE WITH RULE 428 UNDER THE SECURITIES ACT OF 1933, AND NOTE TO PART I OF FORM S-8.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on April 15, 2021;

●	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2021 and June 30, 2021, filed with the Commission on May 24, 2021 and August 16, 2021, respectively;

●	Our Current Reports on Form 8-K filed with the Commission on January 7, 2021, April 1, 2021 , May 6, 2021 and May 27, 2021;

●	The description of our Common Stock contained in our Registration Statement on Form S-1, filed on November 10, 2020, including any amendment or report filed for the purpose of updating such description.

●	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to above.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of these filings, at no cost, by writing or telephoning the Registrant at:

Two Summerlin

Las Vegas, Nevada 89135

Attn: Investor Relations

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) actually and reasonably incurred.

The Registrant's certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

The Registrant does not currently have an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise, but intends to obtain a policy in due course.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is incorporated herein by reference.

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Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 25th day of August, 2021.

Gaming Technologies, Inc.

By:	/s/ Jason Drummond
Jason Drummond
President, Chief Executive Officer, Chief Financial Officer and Secretary (Duly Authorized Officer and Principal Executive Officer and Principal Financial Officer)

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INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Certificate of Incorporation, as filed with the SEC on November 10, 2020 on Form S-1.
3.2	Certificate of Amendment to Certificate of Incorporation, as filed with the SEC on January 7, 2021 on Form 8-K.
3.3	Bylaws, filed with the SEC on November 10, 2020 on Form S-1; as amended, filed with the SEC on January 7, 2021 on Form 8-K.
5.1	Opinion of Sichenzia Ross Ference LLP *
23.1	Consent of Weinberg & Company, P.A. *
23.2	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)*
99.1	Gaming Technologies, Inc., 2021 Equity Incentive Plan (filed as Exhibit 10.1 to Form 8-K filed with the SEC on May 6, 2021)

*	Filed herewith

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